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                                                                     Exhibit 5.1

SULLIVAN & CROMWELL
NEW YORK TELEPHONE: (212) 558-4000
TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)
CABLE ADDRESS: LADYCOURT, NEW YORK
FACSIMILE: (212) 558-3588


                                           125 Broad Street, New York 10004-2498
                                                                     -----------
                        1701 PENNSYLVANIA AVE, N.W., WASHINGTON, D.C. 20006-5805
                                  1888 CENTURY PARK EAST, LOS ANGELES 90067-1725
                                                   8, PLACE VENDOME, 75001 PARIS
                          ST. OLAVE'S HOUSE, 9a IRONMONGER LANE, LONDON EC2V 8EY
                                              101 COLLINS STREET, MELBOURNE 3000
                                  2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
                                           NINE QUEEN'S ROAD, CENTRAL, HONG KONG
                                       OBERLINDAU 54-56, 60323 FRANKFURT AM MAIN

                                                  December 8, 1999

The Goldman Sachs Group, Inc.,
         85 Broad Street,
                  New York, New York  10004.

Dear Sirs:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of 7,985,941 shares (the "Securities") of Common Stock, par value $.01 per share, of The Goldman Sachs Group, Inc., a Delaware corporation (the "Company"), and 7,985,941 related stock purchase rights (the "Rights") issued pursuant to the Stockholder Protection Rights Agreement, dated as of April 5, 1999 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate and partnership records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the
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basis of such examination, we advise you that, in our opinion:

                  (1) The Securities have been validly issued and are fully paid and nonassessable.

                  (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, the Rights associated with the Securities have been validly issued.

                  In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We have relied as to certain matters on information obtained from public officials, officers of the Company and the general partner of The Goldman Sachs Group, L.P. and other sources believed by us to be responsible.
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                  We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and the Rights and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                       Very truly yours,

                                                       /s/ SULLIVAN & CROMWELL